                                                                      Exhibit 99

News Release

FOR IMMEDIATE RELEASE

                                                              Investor Contacts:
                                                            Julia Wallace Potter
                                                                  (312) 255-5055
                                                 julia.potter@diamondcluster.com

                                                                  Margaret Boyce
                                                                  (312) 255-5487
                                               margaret.boyce@diamondcluster.com

                                                                  Media Contact:
                                                                      David Moon
                                                                    312-255-4560
                                                   david.moon@diamondcluster.com


              DIAMONDCLUSTER INTERNATIONAL REPORTS SECOND QUARTER
                           FISCAL YEAR 2002 RESULTS
                      Results in Line with Prior Guidance

CHICAGO, October 24, 2001--DiamondCluster International, Inc. (Nasdaq: DTPI), a business strategy and technology solutions firm, today announced results in line with guidance for its second quarter fiscal year 2002 (ended September 30, 2001).

Revenue for the second quarter was $50.1 million, compared with $59.9 million reported for the second quarter of fiscal year 2001 and pro forma revenue of $84.2 million for the second quarter of last fiscal year. Cash EPS was $0.00 per diluted share for the second quarter, compared with $0.29 per diluted share reported for the second quarter of the prior fiscal year. On a GAAP basis, the company reported a net loss of $28.2 million, or a $0.92 loss per diluted share, due primarily to the amortization of goodwill and non-cash compensation costs associated with the Cluster Consulting transaction that closed on November 28, 2000. The company increased its cash balance to $122.2 million as of September 30, 2001.

For the first half of fiscal year 2002, revenue was $107.3 million compared with $112.0 million reported for the first half of fiscal year 2001 and pro forma revenue of $156.0 million for the first half of the last fiscal year. Cash EPS for the first half was $0.02 per diluted share, compared with $0.54 per diluted share for the first half of the prior fiscal year. On a GAAP basis, the company reported a net loss of $1.92 for the first half of fiscal year 2002.

"We delivered results in line with our guidance in what is a very challenging time for nearly all businesses," said DiamondCluster Chairman and CEO Mel Bergstein. "Based on the further deterioration of the macro-economic environment, we have modified our planning assumptions and now anticipate an economic recovery, and thus a recovery in our business, beginning in late spring at the earliest. While near-term economic conditions worldwide remain weak, we remain confident about the long-term prospects for our

                                    (more)
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DIAMONDCLUSTER INTERNATIONAL SECOND QUARTER FY02 RESULTS/PAGE 2

business. We are managing expenses in concert with demand while protecting our core assets, which are our people, our clients and our intellectual capital."

The company ended the September quarter with 1,095 client-serving professionals, compared with 632 on September 30, 2000 and 1,110 on June 30, 2001. Total (voluntary and involuntary) annualized consultant turnover in the quarter was 19%.

The company performed work for 77 clients in the quarter, an increase over the 61 served in the second quarter of the prior year. The company served 32 new clients in the quarter, representing 13% of second quarter revenue, compared to 24 new clients or 7% of revenue in the first quarter fiscal year 2002. In the second quarter, the top five clients represented 35% of revenue and European and Latin American clients represented 50% of revenue.

As a result of various personnel and other expense management actions the company plans to take in the third fiscal quarter, it expects to take a charge of approximately $12-14 million in the December quarter. The charge will consist of severance and related expenses, and other expenses related to operational restructuring. The company expects expense savings from these actions to be approximately $4 million in the December quarter, and $22 million on an annualized basis.

"This is a fundamentally solid and enduring business model," continued Bergstein. "Values, discipline and focus will drive our success. We are confident in our ability to deliver value to our clients and our shareholders."

Conference Call

Management from DiamondCluster International will host a conference call on Wednesday, October 24, 2001 at 9:00am EDT to discuss the results of the quarter. The call will be webcast live and archived on DiamondCluster's web site at www.diamondcluster.com/investors.

About DiamondCluster International

DiamondCluster International, Inc. (Nasdaq: DTPI) is a premier business strategy and technology solutions firm delivering value to clients worldwide by developing and implementing innovative digital strategies that capitalize on the opportunities presented by new technologies. Headquartered in Chicago, DiamondCluster also has offices in Barcelona, Boston, Dusseldorf, Lisbon, London, Madrid, Munich, New York, Paris, San Francisco and Sao Paulo. Visit www.diamondcluster.com for more information.

                                     # # #
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DIAMONDCLUSTER INTERNATIONAL SECOND QUARTER FY02 RESULTS/PAGE 3


                      DIAMONDCLUSTER INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                    For the Three Months Ended     For the Six Months Ended
                                                    --------------------------     ------------------------
                                                     Sept 30,        Sept 30,       Sept 30,      Sept 30,
                                                       2001            2000           2001          2000
                                                    --------------------------     ------------------------
                                                    (unaudited)    (unaudited)     (unaudited)  (unaudited)
NET REVENUES                                        $ 50,128        $ 59,878        $107,335      $112,036
                                                    --------        --------        --------      --------
OPERATING EXPENSES:
  Project personnel and related expenses              33,667          31,758          70,719        59,458
  Professional development and recruiting              3,564           6,337           7,226        11,136
  Marketing and sales                                  1,871           2,981           4,512         6,250
  Management and administrative support               11,934           8,006          25,681        14,962
                                                    --------        --------        --------      --------
                                                      51,036          49,082         108,138        91,806
                                                    --------        --------        --------      --------
INCOME (LOSS) FROM OPERATIONS BEFORE GOODWILL
AMORTIZATION AND NONCASH COMPENSATION                   (908)         10,796            (803)       20,230
                                                    --------        --------        --------      --------
  Goodwill amortization                               15,453             396          30,883           704
  Noncash compensation                                13,159               -          26,976             -
                                                    --------        --------        --------      --------
TOTAL OTHER EXPENSES                                  28,612             396          57,859           704
                                                    --------        --------        --------      --------
INCOME (LOSS) FROM OPERATIONS                        (29,520)         10,400         (58,662)       19,526

OTHER INCOME (EXPENSE), NET                             (365)          3,282            (786)        6,005
                                                    --------        --------        --------      --------
INCOME (LOSS) BEFORE INCOME TAXES                    (29,885)         13,682         (59,448)       25,531

INCOME TAXES                                          (1,698)          5,336            (813)        9,957
                                                    --------        --------        --------      --------
NET INCOME (LOSS)                                   $(28,187)       $  8,346        $(58,635)     $ 15,574
                                                    ========        ========        ========      ========
BASIC EARNINGS (LOSS) PER SHARE                     $  (0.92)       $   0.34        $  (1.92)     $   0.64
                                                    ========        ========        ========      ========
DILUTED EARNINGS (LOSS) PER SHARE                   $  (0.92)       $   0.28        $  (1.92)     $   0.52
                                                    ========        ========        ========      ========
COMMON SHARES OUTSTANDING                             30,775          24,231          30,553        24,198

COMMON SHARES ASSUMING DILUTION                       30,775          29,859          30,553        29,768

DiamondCluster International Second Quarter FY02 Results/page 4

                       DIAMONDCLUSTER INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                                     Sept 30,      March 31,
                                                                       2001          2001
                                                                   -----------    ----------
                                                                   (unaudited)
                            ASSETS
Current assets:
   Cash and cash equivalents                                       $  122,168     $  151,358
   Accounts receivable, net of allowance of $2,333 and $2,028
      as of September 30, 2001 and March 31, 2001, respectively        30,532         32,879
   Prepaid expenses and deferred taxes                                  8,428         18,153
                                                                   ----------     ----------
Total current assets                                                  161,128        202,390

Computers, equipment and training software, net                        17,490         16,182
Other assets and deferred taxes                                        11,693          8,084
Goodwill, net                                                         265,149        295,600
                                                                   ----------     ----------
Total assets                                                       $  455,460     $  522,256
                                                                   ==========     ==========

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                $    6,538     $    7,824
   Note payable                                                             -            500
   Accrued expenses and other                                          30,012         61,565
                                                                   ----------     ----------
Total current liabilities                                              36,550         69,889

Stockholders' equity:
   Common stock, 30,988 shares outstanding as of September 30, 2001
      and 30,394 shares outstanding as of March 31, 2001              609,339        611,179
   Unearned compensation                                             (149,409)      (177,375)
   Accumulated other comprehensive income                              (2,197)        (1,249)
   Retained earnings (deficit)                                        (38,823)        19,812
                                                                   ----------     ----------
Total stockholders' equity                                            418,910        452,367
                                                                   ----------     ----------
Total liabilities and stockholders' equity                         $  455,460     $  522,256
                                                                   ==========     ==========

DIAMONDCLUSTER INTERNATIONAL SECOND QUARTER FY02 RESULTS/PAGE 5

                      DIAMONDCLUSTER INTERNATIONAL, INC.
                            CALCULATION OF CASH EPS
                     (In thousands, except per share data)

                                               For the Three Months Ended     For the Six Months Ended
                                               --------------------------   ----------------------------
                                                Sept 30,        Sept 30,      Sept 30,        Sept 30,
                                                  2001            2000          2001            2000
                                               -----------    -----------    -----------     -----------
                                               (unaudited)    (unaudited)    (unaudited)     (unaudited)
NET REVENUES                                    $50,128        $59,878        $107,335        $112,036
                                                -------        -------        --------        --------
INCOME (LOSS) FROM OPERATIONS BEFORE GOODWILL
AMORTIZATION AND NONCASH COMPENSATION              (908)        10,796            (803)         20,230

OTHER INCOME, NET (1)                             1,039 (1)      3,282           2,005 (2)       6,005
                                                -------        -------        --------        --------
CASH INCOME BEFORE INCOME TAXES                     131         14,078           1,202          26,235

INCOME TAXES (assuming 39% effective rate)           51          5,490             469          10,232
                                                -------        -------        --------        --------
CASH NET INCOME                                 $    80        $ 8,588        $    733        $ 16,003
                                                =======        =======        ========        ========
DILUTED CASH EARNINGS PER SHARE                 $  0.00        $  0.29        $   0.02        $   0.54
                                                =======        =======        ========        ========
COMMON SHARES ASSUMING DILUTION                  32,167         29,859          32,518          29,768

PRO FORMA NET REVENUES                          $50,128        $84,234        $107,335        $156,016

(1) Three months ended September 30, 2001 excludes a foreign exchange loss of $1.4 million.

(2) Six months ended September 30, 2001 excludes a non-operating charge for a write down of equity investments of $3.6 million, and a foreign exchange gain of $0.8 million.